Exhibit 1

WESTPAC

GROUP

PILLAR 3
REPORT
DECEMBER
2012

Incorporating the requirements of
Australian Prudential Standard APS 330

Westpac Banking Corporation ABN 33 007 457 141.

PILLAR 3 REPORT

TABLE OF CONTENTS

EXECUTIVE SUMMARY	3

INTRODUCTION	4

Group Structure	5

CAPITAL OVERVIEW	7

Credit Risk Exposures	10

Disclosure Regarding Forward-looking Statements	14

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

PILLAR 3 REPORT

EXECUTIVE SUMMARY

Westpac Group’s Pillar 3 report for 31 December 2012 demonstrates a further strengthening of Westpac Group’s balance sheet with a rise in capital ratios, a decline in risk weighted assets, a fall in impaired assets and a maintenance of provisioning levels since 30 September 2012.

Risk Weighted Assets ($ m)	31 December 2012	30 September 2012
Credit risk	243,185	245,099
Market risk	9,735	12,087
Operational risk	26,933	26,757
Interest rate risk in the banking book	11,008	10,234
Other	3,413	3,724
Total	294,274	297,901

Organic capital generation and a decline in RWA across credit and market risk weighted assets contributed to a rise in capital ratios. The 1% decline in credit risk weighted assets was primarily attributable to lower stressed assets associated with business lending and a reduction in corporate off balance sheet exposures, partially offset by continued growth in consumer lending, particularly mortgages.  The decline in market risk weighted assets was mostly due to lower exposure to AUD interest rates in the trading book.

Asset quality measures were also sound with Impaired loans ($4,126m) and Items past 90 days but well secured ($2,522m) falling 6% overall, with corporate and specialised lending portfolios experiencing larger declines from September 2012 to December 2012. The continued improvement in asset quality was also reflected in a decline in regulatory expected loss and a modest improvement in provisioning coverage.

This Pillar 3 report represents Westpac’s last disclosure under the Australian Prudential Regulation Authority’s (APRA) Basel II regime, which includes the implementation of the framework commonly known as Basel 2.5.

As foreshadowed in Westpac’s 2012 Full Year results, APRA’s new prudential standards for capital came into effect on 1 January 2013. These standards adopt the Basel Committee on Banking Supervision (BCBS) Basel III reforms to the Australian Financial System. The chart below shows our estimated impact of the new rules to the Westpac’s Level 2 Common Equity Tier 1 ratio for 31 December 2012.

APRA has confirmed it will continue with many of the national discretions applied under the current regulatory capital framework and as such capital ratios calculated under APRA’s standards are not directly comparable to those calculated under BCBS standards.

PILLAR 3 REPORT

INTRODUCTION

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by the Australian Prudential Regulation Authority (APRA). APRA has accredited Westpac to apply the most advanced models permitted by the Basel II global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement approach for operational risk.

In accordance with Australian Prudential Standard 330 Capital Adequacy: Public Disclosure of Prudential Information (APS 330), financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

This report is Westpac’s disclosure for the three months ended 31 December 2012 under these prudential requirements.

The Structure of Westpac’s Pillar 3 Report as at 31 December 2012

This report presents the prudential assessment of Westpac’s capital adequacy as at 31 December 2012. The sections are arranged as follows:

▪   ‘Group Structure’ defines the bases of measurement adopted by APRA and describes the principles of consolidation used for the purposes of determining Westpac’s capital adequacy;

▪   ‘Capital Overview’ describes Westpac’s capital management strategy and presents the capital adequacy ratios for the Westpac Group; and

▪   ‘Credit Risk Exposures’ tabulates Westpac’s credit risk exposures, including impaired and past due loans and loan impairment provisions.

1 Westpac also takes risk in subsidiaries that are outside the scope of the Level 2 regulatory consolidation of the Westpac Group and this risk is not described in this report.

PILLAR 3 REPORT

GROUP STRUCTURE

Regulatory consolidation

Westpac seeks to ensure that it is adequately capitalised at all times, both on a stand-alone and Group basis. APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

       Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

       Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations; and

       Level 3, the conglomerate group at the widest level.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation2

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including special purpose entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the Parent Entity has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that are presently exercisable or convertible are taken into account.

Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

       Insurance;

       acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

       non-financial (commercial) operations; or

       special purpose entities to which assets have been transferred in accordance with the requirements of APS 120 Securitisation.

1  APS 110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

2  Refer to Note 1 of Westpac’s 2012 Annual Report for further details.

PILLAR 3 REPORT

GROUP STRUCTURE

With the exception of securitisation special purpose entities, equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital.

Westpac New Zealand Limited

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity1, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the Advanced Measurement approach for operational risk. For the purposes of determining Westpac’s capital adequacy, Westpac New Zealand Limited is consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates (including Australia, New Zealand and the United Kingdom) prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS 222 Associations with Related Entities2. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking and insurance entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory limits at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

1  Other subsidiary banking entities in the Group include Westpac Bank of Tonga, Westpac Bank-PNG-Limited, Westpac Bank Samoa Limited and Westpac Europe Limited.

2  For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential limits apply to intra-group exposures between ELE and related entities, both on an individual and aggregate basis.

PILLAR 3 REPORT

CAPITAL OVERVIEW

Capital management strategy

The Group’s approach seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised as an ADI. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

       the development of a capital management strategy, including preferred capital range, capital buffers and contingency plans, which guides the development of specific capital plans;

       consideration of both economic and regulatory capital requirements, including the revised regulatory capital framework known as Basel III1;

       a process that challenges the capital measures, coverage and requirements which incorporates a comparison of economic and regulatory requirements and the use of a stress testing framework that considers, amongst other things, the impact of adverse economic scenarios; and

       consideration of the perspectives of external stakeholders including rating agencies and equity and debt investors.

Westpac’s capital adequacy ratios

	31 December	30 September	31 December
%	2012	2012	2011
The Westpac Group at Level 2
Common Equity Tier 1	8.83	8.38	8.25
Tier 1	10.73	10.25	9.80
Total	12.14	11.65	11.01
The Westpac Group at Level 1
Common Equity Tier 1	8.52	8.10	8.07
Tier 1	10.54	10.09	9.72
Total	12.32	11.84	11.29

Westpac New Zealand Limited’s capital adequacy ratios

	31 December	30 September	31 December
%	2012	2012	2011
Westpac New Zealand Limited
Common Equity Tier 1	11.73	11.98	11.13
Tier 1	11.73	11.98	11.13
Total	13.08	14.09	13.58

1 See Section 3.5 of Westpac’s 2012 full year results announcement for more details.

PILLAR 3 REPORT

CAPITAL OVERVIEW

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy.

31 December 2012	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required
Credit risk
Corporate	63,429	919	64,348	5,148
Business lending	39,374	1,010	40,384	3,231
Sovereign	1,554	955	2,509	201
Bank	8,145	235	8,380	670
Residential mortgages	58,041	1,975	60,016	4,801
Australian credit cards	5,022	-	5,022	402
Other retail	8,815	1,376	10,191	815
Small business	4,191	-	4,191	335
Specialised lending	42,785	245	43,030	3,442
Securitisation	5,114	-	5,114	409
Total	236,470	6,715	243,185	19,454
Equity risk			1,077	86
Market risk			9,735	779
Operational risk			26,933	2,155
Interest rate risk in the banking book			11,008	881
Other assets[3]			2,336	187
Total			294,274	23,542

30 September 2012	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required
Credit risk
Corporate	64,887	928	65,815	5,265
Business lending	40,857	1,027	41,884	3,351
Sovereign	1,537	886	2,423	194
Bank	8,183	99	8,282	663
Residential mortgages	57,318	1,751	59,069	4,725
Australian credit cards	5,037	-	5,037	403
Other retail	8,300	1,421	9,721	778
Small business	4,177	-	4,177	334
Specialised lending	43,154	246	43,400	3,472
Securitisation	5,291	-	5,291	423
Total	238,741	6,358	245,099	19,608
Equity risk			1,263	101
Market risk			12,087	967
Operational risk			26,757	2,141
Interest rate risk in the banking book			10,234	819
Other assets[3]			2,461	197
Total			297,901	23,832

1       Capital requirements are expressed as 8% of total risk weighted assets.

2       Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3       Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

PILLAR 3 REPORT

CAPITAL OVERVIEW

31 December 2011	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[1]	Weighted Assets	Required
Credit risk
Corporate	59,970	805	60,775	4,862
Business lending	43,288	927	44,215	3,537
Sovereign	1,341	834	2,175	174
Bank	5,219	160	5,379	430
Residential mortgages	57,673	1,315	58,988	4,719
Australian credit cards	5,091	-	5,091	407
Other retail	7,930	1,380	9,310	745
Small business	4,238	-	4,238	339
Specialised lending	42,064	248	42,312	3,385
Securitisation	3,834	-	3,834	307
Total	230,648	5,669	236,317	18,905
Equity risk			1,409	113
Market risk			8,465	677
Operational risk			23,436	1,875
Interest rate risk in the banking book			11,459	917
Other assets[2]			3,361	269
Total			284,447	22,756

1       Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

2       Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Summary credit risk disclosure

This table presents a summary of the prudential assessment of credit risk, impaired loans and actual losses by portfolio.

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 December 2012	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 3 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	100,796	63,429	1,114	558	870	430	8
Business lending	55,917	39,374	1,069	589	878	385	54
Sovereign	31,348	1,554	3	3	-	-	-
Bank	32,313	8,145	15	11	4	4	-
Residential mortgages	399,982	58,041	821	662	368	115	30
Australian credit cards	19,116	5,022	271	209	92	65	66
Other retail	10,481	8,815	377	307	126	69	39
Small business	10,937	4,191	108	65	38	23	10
Specialised lending	46,140	42,785	1,823	637	1,646	501	47
Securitisation	21,132	5,114	-	-	-	-	-
Standardised	9,067	6,715	-	-	104	55	2
Total	737,229	243,185	5,601	3,041	4,126	1,647	256

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2012	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	102,817	64,887	1,099	547	951	406	144
Business lending	57,971	40,857	1,085	610	914	354	317
Sovereign	36,154	1,537	3	3	-	-	-
Bank	31,031	8,183	14	11	4	4	-
Residential mortgages	395,150	57,318	819	668	392	113	140
Australian credit cards	18,332	5,037	267	209	83	59	318
Other retail	10,299	8,300	333	258	115	73	167
Small business	10,329	4,177	91	64	43	24	61
Specialised lending	46,320	43,154	2,047	659	1,785	553	420
Securitisation	22,052	5,291	-	-	-	-	1
Standardised	8,788	6,358	-	-	99	55	36
Total	739,243	245,099	5,758	3,029	4,386	1,641	1,604

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 December 2011	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 3 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	93,479	59,970	959	556	688	291	4
Business lending	60,417	43,288	1,106	589	965	459	56
Sovereign	27,592	1,341	3	3	-	-	-
Bank	20,144	5,219	10	6	4	4	-
Residential mortgages	380,895	57,673	883	720	371	122	25
Australian credit cards	17,909	5,091	304	227	103	76	79
Other retail	9,694	7,930	335	264	99	67	45
Small business	10,030	4,238	100	73	49	25	9
Specialised lending	44,140	42,064	2,214	682	2,047	635	50
Securitisation	18,682	3,834	-	-	1	1	-
Standardised	8,620	5,669	-	-	125	67	3
Total	691,602	236,317	5,914	3,120	4,452	1,747	271

1       Includes regulatory expected losses for defaulted and non-defaulted exposures.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Exposure at Default by major type

31 December 2012	On balance		Off-balance sheet		Total Exposure	Average
$m	sheet	[1]	Non-market related	Market related	at Default	3 months ended[2]
Corporate	47,444		43,014	10,338	100,796	101,806
Business lending	43,965		11,732	220	55,917	56,944
Sovereign	26,173		3,636	1,539	31,348	33,751
Bank	14,536		1,862	15,915	32,313	31,672
Residential mortgages	342,911		57,071	-	399,982	397,566
Australian credit cards	9,792		9,324	-	19,116	18,724
Other retail	8,952		1,529	-	10,481	10,390
Small business	8,034		2,903	-	10,937	10,633
Specialised lending	37,813		8,327	-	46,140	46,230
Securitisation[5]	12,414		8,339	379	21,132	21,592
Standardised	8,016		1,051	-	9,067	8,928
Total	560,050		148,788	28,391	737,229	738,236

30 September 2012	On balance		Off-balance sheet		Total Exposure	Average
$m	sheet	[1]	Non-market related	Market related	at Default	12 months ended[3]
Corporate	46,937		44,626	11,254	102,817	97,469
Business lending	46,100		11,871	-	57,971	57,932
Sovereign	31,400		3,198	1,556	36,154	34,523
Bank	13,461		2,032	15,538	31,031	25,395
Residential mortgages	339,410		55,740	-	395,150	385,556
Australian credit cards	9,585		8,747	-	18,332	17,949
Other retail	8,678		1,621	-	10,299	9,932
Small business	7,764		2,565	-	10,329	10,138
Specialised lending	37,876		8,444	-	46,320	44,938
Securitisation[5]	12,084		9,523	445	22,052	19,850
Standardised	7,751		1,037	-	8,788	9,030
Total	561,046		149,404	28,793	739,243	712,712

31 December 2011	On balance		Off-balance sheet		Total Exposure	Average
$m	sheet	[1]	Non-market related	Market related	at Default	3 months ended[4]
Corporate	40,754		42,821	9,904	93,479	92,934
Business lending	48,912		11,505	-	60,417	60,336
Sovereign	23,392		2,653	1,547	27,592	31,313
Bank	4,929		3,114	12,101	20,144	23,410
Residential mortgages	327,469		53,426	-	380,895	378,688
Australian credit cards	9,558		8,351	-	17,909	17,642
Other retail	8,144		1,550	-	9,694	9,624
Small business	7,554		2,476	-	10,030	10,002
Specialised lending	37,500		6,640	-	44,140	43,654
Securitisation[5]	9,782		8,390	510	18,682	19,496
Standardised	8,013		607	-	8,620	8,985
Total	526,007		141,533	24,062	691,602	696,084

1  EAD associated with the on balance sheet outstandings of each portfolio.

2  Average is based on exposures as at 31 December 2012 and 30 September 2012.

3  Average is based on exposures as at 30 September 2012, 30 June 2012, 31 March 2012, 31 December 2011 and 30 September 2011.

4  Average is based on exposures as at 31 December 2011 and 30 September 2011.

5  The EAD associated with securitisation is for Banking book only.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All individually assessed provisions (IAP) raised under A-IFRS are classified as specific provisions. All collectively assessed provisions (CAP) raised under A-IFRS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS220 in addition to the provisions reported by Westpac under A-IFRS. For capital adequacy purposes the GRCL adjustment is deducted from Tier 1 capital.

31 December 2012	A-IFRS Provisions			GRCL		Total Regulatory
$m	IAPs	CAPs	Total	Adjustment[1]		Provisions
Specific Provisions
for impaired loans	1,463	184	1,647	NA		1,647
for defaulted but not impaired loans	NA	137	137	NA		137
General Reserve for Credit Loss	NA	2,453	2,453	196		2,649
Total provisions for impairment charges	1,463	2,774	4,237	196		4,433

30 September 2012	A-IFRS Provisions			GRCL		Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	[1]	Provisions
Specific Provisions
for impaired loans	1,470	171	1,641	NA		1,641
for defaulted but not impaired loans	NA	153	153	NA		153
General Reserve for Credit Loss	NA	2,447	2,447	187		2,634
Total provisions for impairment charges	1,470	2,771	4,241	187		4,428

31 December 2011	A-IFRS Provisions			GRCL		Total Regulatory
$m	IAPs	CAPs	Total	Adjustment[1]		Provisions
Specific Provisions
for impaired loans	1,542	205	1,747	NA		1,747
for defaulted but not impaired loans	NA	168	168	NA		168
General Reserve for Credit Loss	NA	2,567	2,567	207		2,774
Total provisions for impairment charges	1,542	2,940	4,482	207		4,689

1  The GRCL adjustment of $196m at 31 December 2012 ($187m at 30 September 2012, $207m at 31 December 2011) is reported on a pre-tax basis.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Impaired and past due loans by portfolio

The following tables disclose the crystallisation of credit risk as impairment and loss. Exposures 90 days past due but well secured; impaired loans; related provisions; and actual losses are broken down by Westpac’s asset categories.

			Specific
31 December 2012	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans[1]	3 months ended
Corporate	63	870	430	49%	8
Business lending	493	878	385	44%	54
Sovereign	-	-	-	-	-
Bank	-	4	4	100%	-
Residential mortgages	1,535	368	115	31%	30
Australian credit cards	-	92	65	71%	66
Other retail	-	126	69	55%	39
Small business	64	38	23	60%	10
Specialised lending	336	1,646	501	30%	47
Securitisation	-	-	-	-	-
Standardised	31	104	55	53%	2
Total	2,522	4,126	1,647	40%	256

			Specific
30 September 2012	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans[1]	12 months ended
Corporate	64	951	406	43%	144
Business lending	456	914	354	39%	317
Sovereign	-	-	-	-	-
Bank	-	4	4	92%	-
Residential mortgages	1,479	392	113	29%	140
Australian credit cards	-	83	59	71%	318
Other retail	-	115	73	64%	167
Small business	61	43	24	56%	61
Specialised lending	589	1,785	553	31%	420
Securitisation	-	-	-	-	1
Standardised	37	99	55	56%	36
Total	2,686	4,386	1,641	37%	1,604

			Specific
31 December 2011	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans[1]	3 months ended
Corporate	60	688	291	42%	4
Business lending	597	965	459	48%	56
Sovereign	-	-	-	-	-
Bank	-	4	4	100%	-
Residential mortgages	1,560	371	122	33%	25
Australian credit cards	-	103	76	74%	79
Other retail	-	99	67	68%	45
Small business	49	49	25	51%	9
Specialised lending	744	2,047	635	31%	50
Securitisation	-	1	1	100%	-
Standardised	39	125	67	54%	3
Total	3,049	4,452	1,747	39%	271

1 Care should be taken when comparing these ratios to Basel model LGD estimates because impaired loans represent a subset of total defaulted loans.

PILLAR 3 REPORT

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Pillar 3 report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Pillar 3 Report and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors, including, but not limited to:

▪                   the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

▪                   the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

▪                   market volatility, including uncertain conditions in funding, equity and asset markets;

▪                   adverse asset, credit or capital market conditions;

▪                   changes to our credit ratings;

▪                   levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

▪                   market liquidity and investor confidence;

▪                   changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and our ability to maintain or to increase market share and control expenses;

▪                   the effects of competition in the geographic and business areas in which Westpac conducts its operations;

▪                   reliability and security of Westpac’s technology and risks associated with changes to technology systems;

▪                   the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

▪                  the effectiveness of our risk management policies, including our internal processes, systems and employees;

▪                   the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

▪                   internal and external events which may adversely impact our reputation;

▪                   changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

▪                   the success of strategic decisions involving business expansion and integration of new businesses; and

▪                   various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us, refer to the section on ‘Risk factors’ in Westpac’s 2012 Annual Report. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation, and does not intend, to update any forward-looking statements contained in this Pillar 3 Report, whether as a result of new information, future events or otherwise, after the date of this Pillar 3 Report.

Exchange rates

The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates as at 31 December 2012.

	31 December 2012	30 September 2012	31 December 2011
USD	1.0404	1.0393	1.0119
GBP	0.6438	0.6457	0.6486
NZD	1.2623	1.2721	1.3144
EUR	0.7865	0.8086	0.7678